EXHIBIT 2

AMENDED AND RESTATED
AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of this 9th day of November, 2001, by and between AMERICAN COMMUNITY BANK OF GEORGIA, a Georgia banking corporation (“American”), and FNB BANKING COMPANY, a Georgia business corporation (“FNB,” and unless the context otherwise requires, the term “FNB” shall include FNB Banking Company, its subsidiary, First National Bank of Griffin, a national banking association (“FNB Griffin”), and Griffin Loans, Inc., a Georgia corporation and a wholly-owned subsidiary of FNB Griffin (“Griffin Loans”)).

R E C I T A L S:

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Reorganization, dated as of September 20, 2001 (the “Original Agreement”), pursuant to which American agreed to merge with FNB Griffin, a national banking association and a wholly-owned subsidiary of FNB (the “Merger”) with FNB Griffin being the surviving bank, upon the terms and conditions set forth therein and set forth in the Agreement and Plan of Merger attached thereto as Exhibit A; and

WHEREAS, the parties now wish to amend and restate such agreement to (i) reflect a change in the merger consideration, and (ii) extend the deadline for holding the special meeting of American shareholders;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto hereby amend and restate the Original Agreement in its entirety and agree as follows:

ARTICLE I

CLOSING

The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, and the expiration of any waiting or similar period required by applicable law (the “Closing Date”), or at such other time and place as may be mutually satisfactory to the parties hereto.

ARTICLE II

MERGER

Pursuant to the terms and conditions provided herein, on the Closing Date American and FNB Griffin shall be merged in accordance with and in the manner set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Merger Agreement”).  The surviving bank following the Merger will operate under the Articles of Association of FNB Griffin, and will remain a wholly-owned subsidiary of FNB.  Upon the terms and conditions of this Agreement and the Merger Agreement, on the Effective Date (as defined in the Merger Agreement), each share of American common stock, $5.00 par value per share, issued and outstanding immediately prior to the Effective Date (the “American Stock”) shall be converted into the right to receive $13.25 in cash plus interest on such amount from December 31, 2001 until the Closing Date at a rate per annum equal to the average of the Federal Funds rate from the first business day of each month of such period (the “Merger Consideration”).   As soon as practicable after the Effective Date, each holder of any of the shares of American Stock entitled to receive the Merger Consideration, shall, upon presentation and surrender of the certificates representing such shares to the transfer agent or agents designated by FNB, be entitled to receive in exchange therefor a check in settlement for cash payable for the American Stock.

ARTICLE III

OTHER AGREEMENTS

3.1       Meeting of Shareholders of American.  (a)  American shall call a special meeting of its shareholders (the “Special Meeting”) to be held not later than January 31, 2002 for the purpose of submitting the Agreement and the Merger Agreement to such shareholders for their approval.  In connection with the Special Meeting, American shall prepare and submit to the American shareholders a notice of meeting, proxy statement and proxy (the “American Proxy Materials”), in which the Board of Directors of American shall, in accordance with Section 3.9 below, recommend a vote in favor of approval of the Agreement and the Merger Agreement.

             (b)        American agrees to consult with FNB before mailing the American Proxy Materials, or any amendment thereof or supplement thereto, to the American shareholders, and if at any time prior to the Closing an event shall occur which should be set forth in an amendment of, or a supplement to, the American Proxy Materials, American agrees to promptly prepare and mail such an amendment or supplement; provided that American will consult with FNB with respect to such amendment or supplement, and will afford FNB reasonable opportunity to comment thereon.

3.2       Absence of Brokers.  Each party hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby.  Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

3.3       Access to Properties, Books, Etc.  American shall allow FNB and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of its respective properties, books, contracts, commitments and records, and shall furnish FNB and its authorized representatives such information concerning its affairs as FNB may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations.  American shall cause its personnel, employees and other representatives to assist FNB in making any such investigation.  During such investigation, FNB and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise American of those items of which copies are made.  No investigation made heretofore or hereafter by FNB and its authorized representatives shall affect the representations and warranties of American hereunder.

3.4       Confidentiality.  Prior to consummation of the Merger, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential.  Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party’s affiliates, except that the obligations contained in this Section 3.4 shall not in any way restrict the rights of any party or person to use information that (i) was known to such party prior to the disclosure by the other party; (ii) is or becomes generally available to the public other than by breach of this Agreement; or (iii) otherwise becomes lawfully available to a party to this Agreement on a nonconfidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement.  If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement.  The provisions of this Section 3.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.4.

3.5       Full Cooperation. The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

3.6       Expenses.  Except as otherwise set forth in Section 10.2, all of the expenses incurred by FNB in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, shall be paid by FNB, and all expenses incurred by American in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants for American and the cost of reproducing and mailing the American Proxy Materials, shall be paid by American.

3.7       Preservation of Goodwill.  American shall use its best efforts to preserve its business organization, to keep available the services of its present employees, and to preserve the goodwill of customers and others having business relations with it.

3.8       Approvals and Consents.  Each party hereto represents and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement and the Merger Agreement.

3.9       Agreement by American Executive Officers and Directors.  Each of the directors and executive officers of American will, contemporaneously with the execution of this Agreement, execute and deliver to FNB an agreement, the form of which is attached hereto as Exhibit B, pursuant to which each of them agrees, subject to their fiduciary duty, (i) to recommend to American shareholders approval of the Merger, and (ii) to vote the capital stock of American owned or controlled by them in favor of the Merger.

3.10     Press Releases.  Prior to the Effective Date, American and FNB shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 3.10 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

3.11     Employee Benefits and Contracts.  Following the Effective Date, FNB shall provide generally to officers, employees and former employees of American who continue employment with FNB employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by FNB to its other similarly situated officers, employees and former employees.  For purposes of eligibility to participate and any vesting determinations in connection with the provision of any such employee benefits, service with American prior to the Effective Date shall be counted.  FNB shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in the American Disclosure Memorandum between American and any current or former director, officer or employee thereof and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by FNB by reason of this Section 3.11.  If, during the calendar year in which falls the Effective Date, FNB shall terminate any “group health plan”, within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more American employees participated immediately prior to the Effective Date (an “American Plan”), FNB shall cause any successor group health plan to waive any underwriting requirements; to give credit for any such American employee’s participation in the American Plan prior to the Effective Date for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such American employee under an American Plan prior to the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor group health plan.  FNB also shall be considered a successor employer for and shall provide to “qualified beneficiaries”, determined immediately prior to the Effective Date, under any American Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Date under either the American Plan or any successor group health plan maintained by FNB.

3.12     Acquisition Proposals.  (a)  American shall not solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in American, or any merger or other business combination with American (each, an “Acquisition Proposal”), other than as contemplated by this Agreement.  American shall instruct its officers, directors, agents, advisors and affiliates to refrain from taking any action that would violate or conflict with any of the foregoing, and it shall notify FNB immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with American.

             (b)        Nothing in this Section 3.12 shall prevent American or the board of directors of American from engaging in negotiations or discussions with any person who has made an unsolicited bona fide written proposal, if and only to the extent that the board of directors of American determines in good faith (and after consultation with its legal counsel) that the proposal, if accepted, is reasonably likely to be consummated without significant delay, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to the holders of shares of American Stock from a financial point of view than the Merger.  If such negotiations or discussions are initiated, American agrees that it will immediately notify FNB, and will, from time-to-time (or at any time at the request of FNB), notify FNB of the progress thereof, including all current terms and any other information that FNB may from time-to-time request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AMERICAN

As an inducement to FNB to enter into this Agreement and to consummate the transactions contemplated hereby, American represents, warrants, covenants and agrees as follows:

4.1       American Disclosure Memorandum.  By October 4, 2001, American will deliver to FNB a memorandum (the “American Disclosure Memorandum”) containing certain information regarding American as indicated at various places in this Agreement.  All information set forth in the American Disclosure Memorandum or in documents incorporated by reference in the American Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of American under this Article IV.  The information contained in the American Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable.  All information in each of the documents and other writings furnished to FNB pursuant to this Agreement or the American Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading.  American shall promptly provide FNB with written notification of any event, occurrence or other information necessary to maintain the American Disclosure Memorandum and all other documents and writings furnished to FNB pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.  American agrees that upon receipt of the American Disclosure Memorandum, FNB shall have until November 1, 2001 to review the American Disclosure Memorandum and to terminate this Agreement if for any reason in its sole discretion FNB believes that proceeding with the Merger in light of the contents of such memorandum or the results of FNB’s due diligence review would be detrimental to FNB.

4.2       Corporate and Financial.

4.2.1    Authority.  Subject to the approval of various state and federal regulators and American Shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of federal or state law applicable to American, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of American; (b) violate any provision of the articles of incorporation or bylaws of American; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which American is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of American; or (d) constitute a violation of any order, judgment or decree to which American is a party, or by which American or any of its assets or properties are bound.  Assuming this Agreement constitutes the valid and binding obligation of FNB, this Agreement constitutes the valid and binding obligation of American, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

4.2.2    Corporate Status.  American is a bank duly organized, validly existing and in good standing under the laws of the state of Georgia and has no direct or indirect subsidiaries.  American has all of the requisite corporate power and authority and is entitled to own or lease its properties and assets and to carry on its businesses as and in the places where such properties or assets are now owned, leased or operated and such business is now conducted.

4.2.3    Capital Structure.  (a)  American has an authorized capital stock consisting of 7,000,000 shares, $5.00 par value of common stock, of which 742,446 shares are issued and outstanding as of the date hereof.  All of the outstanding shares of American Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws.  No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of American Stock previously issued.  None of the shares of American Stock have been issued in violation of any preemptive or other rights of its shareholders.

             (b)        Except as set forth in the American Disclosure Memorandum, American does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of American, or any other securities or debt, of American, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.  American is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

             (c)        There is no agreement, arrangement or understanding to which American is a party restricting or otherwise relating to the transfer of any shares of capital stock of American.

             (d)        All shares of common stock or other capital stock, or any other securities or debt, of American, which have been purchased or redeemed by American have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of American.

4.2.4    Corporate Records.  The stock records and minute books of American, whether heretofore or hereafter furnished or made available to FNB by American, (a) fully and accurately reflect all issuances, transfers and redemptions of the American Stock, (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of American, (c) correctly show all corporate action taken by the directors and shareholders of American (including actions taken by consent without a meeting) and (d) contain true and correct copies or originals of the respective articles of incorporation and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders.  No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books.  All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

4.2.5    Tax Returns; Taxes.  (a)  American has duly filed (i) all required federal and state tax returns and reports, and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect materially and adversely its business or operations.  Such returns or reports are, and when filed will be, true, complete and correct, and American has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports.  All federal, state and local taxes and other governmental charges paid or payable by American have been paid, or have been accrued or reserved on its books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.   Adequate reserves for the payment of taxes have been established on the books of American for all periods through the date hereof, whether or not due and payable and whether or not disputed.  Until the Closing Date, American shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.  American has not received any notice of a tax deficiency or assessment of additional taxes of any kind and there is no threatened claim against American, or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the 2000 American Financial Statements (described in Section 4.2.6 below) or disclosed in the notes with respect thereto.  There are no waivers or agreements by American for the extension of time for the assessment of any taxes.  The federal income tax returns of American have not been examined by the Internal Revenue Service for any period since December 31, 1995.

(b)        Except as set forth in the American Disclosure Memorandum, proper and accurate amounts have been withheld by American from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by American for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

4.2.6    Financial Statements.  American has delivered to FNB true, correct and complete copies of the audited financial statements of American for the years ended December 31, 2000, 1999 and 1998, including balance sheets, statements of income, statements of shareholders’ equity, statements of cash flows and related notes (the audited financial statements for the year ended December 31, 2000 being referred to as the “2000 American Financial Statements”).  All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the assets, liabilities and financial condition of American as of the dates indicated therein and the results of its operations for the respective periods then ended.

4.2.7    Regulatory Reports.  American has made available to FNB for review and inspection its year-end Report of Condition and year-end Report of Income and Dividends as filed with the Federal Deposit Insurance Corporation (the “FDIC”) for each of the three years ended

December 31, 2000, 1999 and 1998, together with all such other reports filed for the same three-year period with the FDIC, and the Department of Banking and Finance of the State of Georgia (the “Department of Banking”), and other applicable regulatory agencies (collectively, the “American Reports”).  All of the American Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

4.2.8    Accounts.  The American Disclosure Memorandum contains a list of each and every bank and other institution in which American maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

4.2.9    Notes and Obligations.  (a) Except as set forth in the American Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by American or due to it shown in the 2000 American Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim.  Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to FNB for examination prior to the Closing Date.  All such notes and obligations were entered into by American in the ordinary course of its business and in compliance with all applicable laws and regulations.

(b)        American has established a loss reserve in the 2000 American Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of American to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve.  Except as described in the American Disclosure Memorandum, at the Closing Date, the ratio of the loss reserve, established on such date in good faith by American, to total loans outstanding at such time shall not exceed the ratio of the loan loss reserve to the total loans outstanding as reflected in the 2000 American Financial Statements, established on or before such date in good faith by American, in accordance with generally accepted accounting principles.

4.2.10  Liabilities.  American has no debt, liability or obligation of any kind required to be shown pursuant to generally accepted accounting principles on the consolidated balance sheet of American, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes, (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety, (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by American or any other entity covering employees of American, or (d) environmental liabilities, except (i) those reflected in the 2000 American Financial Statements, and (ii) as disclosed in the American Disclosure Memorandum.

4.2.11  Absence of Changes.  Except as specifically provided for in this Agreement or specifically set forth in the American Disclosure Memorandum, since December 31, 2000:

(a)        there has been no change in the business, assets, liabilities, results of operations or financial condition of American, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or may have, a material adverse effect on such businesses or properties;

(b)        there has been no material damage, destruction or loss to the assets, properties or business of American, whether or not covered by insurance, which has had, or may have, an adverse effect thereon;

(c)        the business of American has been operated in the ordinary course, and not otherwise;

(d)        the properties and assets of American used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(e)        the books, accounts and records of American have been maintained in the usual, regular and ordinary manner;

(f)         there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of American;

(g)        there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by American to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of American earning less than $35,000 per annum (“general increase” for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any director, officer, or employee hired at a salary in excess of $35,000 per annum, or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

(h)        there has been no change in the articles of incorporation or bylaws of American;

(i)         there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving American, or affecting its operations;

(j)         there has been no issuance, sale, repurchase, acquisition, or redemption by American of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(k)        there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security consisting of) any asset or assets of American or assumed by it with respect to any asset or assets;

(l)         there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by American which would be required to be reflected on a balance sheet of American prepared as of the date hereof in accordance with generally accepted accounting principles applied on a consistent basis, except as incurred in the ordinary course of business;

(m)       no obligation or liability of American has been discharged or satisfied, other than in the ordinary course of business;

(n)        there have been no sales, transfers or other dispositions of any asset or assets of American, other than sales in the ordinary course of business; and

(o)        there has been no amendment, termination or waiver of any right of American under any contract or agreement or governmental license, permit or permission which has had or may have an adverse effect on its business or properties.

4.2.12  Litigation and Proceedings.  Except as set forth on the American Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or threatened against, by or affecting American, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of American or relating to the business or affairs of American, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does American have any unasserted contingent liabilities which might have an adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

4.2.13  Proxy Materials.  Neither the American Proxy Materials nor other materials furnished by American to the American shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of American Stock and through the acquisition of shares of American Stock by FNB pursuant to the Merger, contain with respect to American any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made with respect to American, not misleading.

4.3       Business Operations.

4.3.1    Customers.  American has no knowledge of any presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in American’ inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the American Disclosure Memorandum.

4.3.2    Permits; Compliance with Law.  (a) American has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for American to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or threatened.

(b)        American has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on American.  The American Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of American which occurred since December 31, 1995, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the Securities and Exchange Commission if American had been subject to the reporting requirements under the 1933 Act or the Securities Exchange Act of 1934.  No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of American to conduct its business.

(c)        Except as set forth in the American Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of American to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor is any such notice or warning proposed or threatened.

4.3.3    Environmental.  (a) Except as set forth in the American Disclosure Memorandum, American:

(i)         has not caused or permitted, and has no knowledge of any claim regarding the environmental condition of the property or the generation,

manufacture, use, or handling or the release or presence of, any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by American or adjacent to any properties so owned or leased; and

(ii)        has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by American.

(b)        Except as set forth in the American Disclosure Memorandum, neither American nor any of its officers, directors, employees or agents, in the course of such individual’s employment by American, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material, nor has American foreclosed on any property on which there is a threatened release of any Hazardous Material, or on which there has been such a release and full remediation has not been completed, or any property on which contained (not released) Hazardous Material is or was located.

(c)        Except as set forth in the American Disclosure Memorandum, neither American, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which American holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(d)        The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any asbestos containing materials.  However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices).

4.3.4    Insurance.  The American Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, American or any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds.  All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received.  Except as set forth in the American Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of American and the activities of its officers, directors and employees against such risks and in such amounts as are prudent and customary.  American will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date.  American has heretofore made, or will hereafter make, available to FNB a true, correct and complete copy of each insurance policy and bond in effect since December 31, 1995 with respect to the business and affairs of American.

4.4       Properties and Assets.

4.4.1    Contracts and Commitments.  The American Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments to which American is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days.  Each such contract, agreement, guaranty and commitment of American is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination.  American has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments.  A true and complete copy of each such document has been or will be made available to FNB for examination.

4.4.2    Licenses; Intellectual Property.  American has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the American Disclosure Memorandum, American is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by American or presently expected to be used by it in the future.  All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by American, are listed in the American Disclosure Memorandum.  American has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

4.4.3    Personal Property.  American has good and marketable title to all of its personalty, tangible and intangible, reflected in the 2000 American Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except (i) those referred to in the notes to the 2000 American Financial Statements as securing specified liabilities (with respect to which no default exists or is claimed to exist), (ii) those described in the American Disclosure Memorandum and (iii) liens for taxes not due and payable.

4.4.4    American Leases.  (a)  All leases (the “American Leases”) pursuant to which American is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms; there is not under any of the American Leases any default or any claimed default by American, or event of default or event which with notice or lapse of time, or both, would constitute a default by American and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

(b)        The copies of the American Leases heretofore or hereafter furnished or made available by American to FNB are true, correct and complete, and the American Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to FNB, and are in full force and effect in accordance with their terms.

(c)        Except as set forth in the American Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for American to enter into new leases of real property or to renew or amend existing American Leases prior to the Closing Date.

4.4.5    Real Property.  (a)  American does not own any interest in any real property (other than as lessee) except as set forth in the American Disclosure Memorandum (such properties being referred to herein as “American Realty”).  Except as disclosed in the American Disclosure Memorandum, American has good title to the American Realty and the titles to the American Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to FNB with the American Disclosure Memorandum.  American has not encumbered the American Realty since the effective dates of the respective title insurance policies.

(b)        Except as set forth in the American Disclosure Memorandum, the interests of American in the American Realty and in and under each of the American Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or threatened action at law or in equity.

(c)        The present and past use and operations of, and improvements upon, the American Realty and all real properties leased by American (the “American Leased Real Properties”) are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the American Realty, the American Leased Real Properties or their uses.

(d)        Except as set forth in the American Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, American with respect to any Lease pursuant to which it is lessor or lessee.

(e)        American is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the American Realty or the American Leased Real Properties which may adversely affect the American Realty or the American Leased Real Properties or the current or currently contemplated use thereof.

(f)         The buildings and structures owned, leased or used by American are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of American.

4.5       Employees and Benefits.

4.5.1    Directors or Officers of Other Corporations.  Except as set forth in the American Disclosure Memorandum, no director, officer, or employee of American serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of American or any of its subsidiaries.

4.5.2    Employee Benefits. (a)  Except as set forth in the American Disclosure Memorandum, American does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding.

(b)        The American Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) sponsored by American (collectively, “ERISA Plans”).  True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by FNB or its counsel have been, or prior to the Closing Date will be, made available to FNB.

(c)        American is not currently and has never been in the past required to contribute to a multiemployer plan as defined in Section 3(37)(A) of ERISA.  American does not maintain or contribute to, nor within the past six years has it maintained or contributed to, an employee pension benefit plan as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

(d)        Each ERISA Plan has been operated and administered in all material respects in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended (“Code”), and the regulations issued under ERISA and the Code.  With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or threatened involving such ERISA Plan or any of its fiduciaries.  With respect to each ERISA Plan, neither American nor any of its directors, officers, employees or agents, nor any “party in interest” or “disqualified person” (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor.  Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

(e)        Of the ERISA Plans, the “employee pension benefit plans” within the meaning of Section 3(2) of ERISA (collectively, the “Employee Pension Benefit Plans”) are separately identified on the American Disclosure Memorandum.  With respect to each Employee Pension Benefit Plan, except as set forth on the American Disclosure Memorandum: (i) such Employee Pension Benefit Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) all contributions required by such plan have been made or will be made on a timely basis; and (iii) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

(f)         As of the Closing Date, with respect to each ERISA Plan, American will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under generally accepted accounting principles, based on an actuarial valuation satisfactory to the actuaries of American representing a projection of claims expected to be incurred under such ERISA Plan.

(g)        Except as disclosed in the American Disclosure Memorandum, American does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of American beyond their retirement or other termination of service with American other than (i) coverage mandated by applicable Law, (ii) benefits under the Employee Pension Benefit Plans, or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

(h)        Except as disclosed in the American Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby will (i) entitle any current or former employee, officer or director of American to severance pay, unemployment compensation or any similar or other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

4.5.3    Labor-Related Matters.  Except as described in the American Disclosure Memorandum, American is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, American.  American has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees.  American has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees.  There are no unfair labor practice charges pending or threatened against American, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, American with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by American as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

4.5.4    Related Party Transactions.  Except for (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by American with other persons who are not affiliated with American, and which do not involve more than the normal risk of repayment or present other unfavorable features, (b) deposits, all of which are on terms and conditions identical to those made available to all customers of American at the time such deposits were entered into, and (c) transactions specifically described in the American Disclosure Memorandum, there are no contracts with or commitments to present or former 5% or greater shareholders, directors, officers, or employees involving the expenditure after December 31, 1995 of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of American).

4.6       Other Matters.

4.6.1    Regulatory Reports.  American will make available to FNB for review and inspection all applications, reports or other documents filed by it for each of its past three full fiscal years with any regulatory or governmental agencies.  All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

4.6.2    Approvals, Consents and Filings.  Except for the approval of the Department of Banking and the Office of the Comptroller of the Currency of the United States (the “OCC”), or as set forth in the American Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to American, or any of American’ assets.

4.6.3    Default.  (a)  Except for those consents described in or set forth pursuant to Section 4.6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein (i) constitutes a breach of or default under any contract or commitment to which American is a party or by which American or its properties or assets are bound, (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of American, or (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of American.

(b)        American is not in default under its articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement or of any other contract or instrument to which American is a party or by which it or any of its property is bound.

4.6.4    Representations and Warranties.  No representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of American pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading.  Copies of all documents that have been or will be furnished to FNB in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE V

CONDUCT OF BUSINESS OF AMERICAN PENDING CLOSING

Except as expressly otherwise provided herein, American covenants and agrees that, without the prior written consent of FNB between the date hereof and the Closing Date:

5.1       Conduct of Business.  American will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

5.2       Maintenance of Properties.  American will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

5.3       Insurance.  American will maintain and keep in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto in all material respects.

5.4       Capital Structure.  No change will be made in the authorized or issued capital stock or other securities of American, and American will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of American.

5.5       Dividends.  No dividend, distribution or payment will be declared or made in respect to the American Stock and American will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

5.6       Amendment of Articles; Corporate Existence.  American will not amend its articles of incorporation or bylaws, and American will maintain its corporate existence and powers.

5.7       No Acquisitions.  American shall not, without the express written consent of FNB, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to it.

5.8       No Dispositions.  American will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and American will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

5.9       Banking Arrangements.  No change will be made in the banking and safe deposit arrangements referred to in Section 4.2.8 hereof.

5.10     Contracts.  Except for renewals of existing contracts in effect as of the date hereof, or entering into a contract for the purpose of substituting a vendor under any such existing contract, American will not, without the express written consent of FNB, enter into any contract of the kind described in Section 4.4.1 hereof.

5.11     Books and Records.  The books and records of American will be maintained in the usual, regular and ordinary course.

5.12     Advice of Changes.  American shall promptly advise FNB orally and in writing of any change or event having, or which could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of American.

5.13     Reports.  American shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to FNB copies of all such reports promptly after the same are filed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF FNB

As an inducement to American to enter into this Agreement  and to consummate the transactions contemplated hereby, FNB represents, warrants, covenants and agrees as follows:

6.1       Corporate Status.  FNB is a business corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries, which are material to FNB, other than FNB Griffin and Griffin Loans (the “FNB Subsidiaries.”)  FNB Griffin is duly organized, validly existing and in good standing under the laws of the United States.  Griffin Loans is duly organized, validly existing and in good standing under the laws of the State of Georgia.  FNB and the FNB Subsidiaries are entitled to own or lease their respective properties and to carry on their respective businesses in the places where such properties are now owned, leased or operated and such businesses are now conducted.

6.2       Authority.  Subject to the approval of various state and federal regulators, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of federal or state law applicable to FNB or FNB Griffin, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of FNB; (b) violate any provision of the articles of incorporation or bylaws of FNB, or the Articles of Association or bylaws of FNB Griffin; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which FNB or FNB Griffin is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of FNB; or (d) constitute a violation of any order, judgment or decree to which FNB or FNB Griffin is a party, or by which FNB, FNB Griffin, or any of their assets or properties are bound.  Assuming this Agreement constitutes the valid and binding obligation of American, this Agreement constitutes the valid and binding obligation of FNB, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

6.3       Default.  (a)  Except for those consents described in or set forth pursuant to Section 6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein (i) constitutes a breach of or default under any contract or commitment to which FNB or FNB Griffin is a party or by which FNB, FNB Griffin, or their properties or assets are bound, (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of FNB or FNB Griffin, or (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of FNB or FNB Griffin.

(b)        No default exists under FNB’s articles of incorporation or bylaws, FNB Griffin’s Articles of Association or bylaws, or under any term or provision of any security deed,

mortgage, indenture or security agreement, or of any other contract or instrument to which FNB or FNB Griffin is a party or by which they or any of their property is bound, which would have a material adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

6.4       Merger Consideration.  FNB agrees to pay to the shareholders of American the cash consideration due to them under the terms of the Merger Agreement

6.5       Representations and Warranties.  No representation or warranty contained in this Article VI or in any written statement delivered by or at the direction of FNB pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading.  Copies of all documents that have been or will be furnished to American in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF FNB

All of the obligations of FNB under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by FNB:

7.1       Veracity of Representations and Warranties.  The representations and warranties of American contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

7.2       Performance of Agreements.  American shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3       Certificates, Resolutions, Opinion.  American shall have delivered to FNB:

(a)        a certificate executed by the President and Secretary of American, dated as of the Closing Date, and certifying in such detail as FNB may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

(b)        duly adopted resolutions of the Board of Directors and shareholders of American certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving the execution of this Agreement (with respect to the directors of

American) and the Merger Agreement (with respect to the directors and shareholders of American) and the consummation of the transactions contemplated herein and therein in accordance with their respective terms and (ii) authorizing all other necessary and proper corporate action to enable American to comply with the terms hereof and thereof;

(c)        certificate of the valid existence of American under the laws of the State of Georgia, executed by the Secretary of State and the Department of Banking, respectively, and dated not more than five (5) business days prior to the Closing Date;

(d)        certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that American has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

(e)        an opinion of Powell, Goldstein, Frazier & Murphy, counsel for American, dated the Closing Date, in the form attached hereto as Exhibit C.

7.4       Shareholder Approval. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of American Stock.

7.5       Regulatory Approvals.  FNB shall have received from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Department of Banking and the OCC, such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law shall have expired.

7.6       Accountants’ Letter.  FNB shall have received a letter from Porter Keadle Moore LLP, dated the Closing Date, to the effect that:  At the request of American they have carried out procedures to a specified date not more than five business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of American, as follows:  (a) read the unaudited balance sheets and statements of income of American from December 31, 2001 through the date of the most recent monthly financial statements available in the ordinary course of business; (b) read the minutes of the meetings of shareholders and Board of Directors of American from December 31, 2001 to said date nor more than five business days prior to the Closing Date; and (c) consulted with certain officers and employees of American responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that (i) such unaudited interim balance sheets and statements of income are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the 2001 American Financial Statements, (ii) as of said date not more than five business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of American, in each case as compared with the amounts shown in the 2001 American Financial Statements, are not different except as set forth in such letter, or (iii) for the period from December 31, 2001 to said date not more than five business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income (before extraordinary items) and net income of American, as compared with the corresponding portion of the preceding 12-month period, are not different except as set forth in such letter.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF AMERICAN

All of the obligations of American under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

8.1       Veracity of Representations and Warranties.  The representations and warranties of FNB contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

8.2       Performance of Agreements.  FNB shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

8.3       Certificates, Resolutions, Opinion.  FNB shall have delivered to American:

(a)        a certificate executed by the President and Secretary of FNB, dated the Closing Date, certifying in such detail as American may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

(b)        duly adopted resolutions of the board of directors of FNB, certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of FNB, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (ii) authorizing all other necessary and proper corporate actions to enable FNB to comply with the terms hereof and thereof;

(c)        duly adopted resolutions of the board of directors of FNB Griffin, certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving this Agreement and the Merger Agreement on behalf of FNB Griffin, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (ii) authorizing all other necessary and proper corporate actions to enable FNB Griffin to comply with the terms hereof and thereof;

(d)        a certificate of the sole shareholder of FNB Griffin, dated the Closing Date, (i) authorizing and approving this Agreement and the Merger Agreement, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (ii) authorizing all other necessary and proper corporate actions to enable FNB Griffin to comply with the terms hereof and thereof; and

(e)        an opinion of Kilpatrick Stockton LLP, counsel for FNB, dated the Closing Date, in the form attached hereto as Exhibit D.

8.4       Shareholder Approval.  The Merger Agreement shall have been approved by the vote of the holders of at least a majority of American Stock.

8.5       Regulatory Approvals.  Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Department of Banking and the OCC, shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

ARTICLE IX

WARRANTIES, NOTICES, ETC.

9.1       Warranties.  All statements contained in any certificate or other instrument delivered by or on behalf of American or FNB pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them.  Unless the context otherwise requires, the representations and warranties required of FNB, shall be required to be made, and shall be considered made, on behalf of FNB and the FNB Subsidiaries.

9.2       Survival of Representations.  All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)        the opinions of counsel referred to in Sections 7.3(f) and 8.3(e) of this Agreement;

(b)        any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

(c)        the covenant with respect to the confidentiality of certain information contained in Section 3.5 hereof.

9.3       Notices.  All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below.  Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 9.3 on the date of such facsimile), or five days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above.  Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

(a)	To American:	American Community Bank of Georgia 2750 Highway 42 North McDonough, Georgia 30253 Attention: Arthur H. Hammond President Facsimile: (770) 506-8867
	With copies to:	Powell, Goldstein, Frazer & Murphy LLP 91 Peachtree Street, N.E. Suite 1600 Atlanta, Georgia 30303 Attention: Walter G. Moeling, IV Facsimile: (404) 572-6999
(b)	To FNB:	FNB Banking Company 318 South Hill Street Post Office Drawer F Griffin, Georgia 30224 Attention: C. A. Knowles President Facsimile: (770) 467-0645
	With copies to:	Kilpatrick Stockton LLP Suite 2800 100 Peachtree Street Atlanta, Georgia 303039-4530 Attention: Richard R. Cheatham Facsimile: (404) 815-6555

9.4       Entire Agreement.  This Agreement and the Merger Agreement supersede all prior discussions and agreements between American and FNB with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Merger Agreement contain the sole and entire agreement between American and FNB with respect to the transactions contemplated herein and therein.

9.5       Waiver; Amendment.  Prior to or on the Closing Date, FNB shall have the right to waive any default in the performance of any term of this Agreement by American, to waive or extend the time for the fulfillment by American of any or all of American’ obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FNB under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.  Prior to or on the Closing Date, American shall have the right to waive any default in the performance of any term of this Agreement by FNB, to waive or extend the time for the fulfillment by FNB of any or all of FNB’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of American under this  Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.  This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Sections 7.5 and 8.5 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

ARTICLE X

TERMINATION

10.1     Termination.  This Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows, and, upon any such termination of this Agreement, neither party hereto shall have any liability to the other, except that the provisions of Section 3.5 hereof shall survive the termination of this Agreement for any reason.

            (a)        By FNB, if, after the date hereof, a material adverse change in the financial condition or business of American shall have occurred which change would reasonably be expected to have a material adverse affect on the market price of American Stock, or if American shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

            (b)        (i) By FNB, if the terms, covenants or conditions of this Agreement to be complied with or performed by American before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by FNB.  (ii) By American, if the terms, covenants or conditions of this Agreement to be complied with or performed by FNB before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by American.

            (c)        By FNB, if it learns of any fact or condition not disclosed in this Agreement, the American Disclosure Memorandum, or the 2000 American Financial Statements, which was required to be disclosed by American pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of American which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

             (d)        By either party, if any action, suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of American or FNB makes consummation of the transactions herein contemplated inadvisable.

             (e)        By either party, if the Closing Date shall not have occurred on or before May 31, 2002.

            (f)         By FNB, if the holders of more than ten percent (10%) of the shares of outstanding American Stock elect to exercise this statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.

            (g)        By either party, if the Merger Agreement is not approved by the Vote of the holders of American Stock as required by applicable law.

            (h)        By FNB, if it learns of any potential liability of American arising from noncompliance with any federal, state or local environmental law by American, or any potential liability of American arising from any environmental condition of the properties or assets of American, including any properties or assets in which American holds a security interest.

            (i)         By FNB (at any time prior to the approval of the Merger by the required vote of the shareholders of American) if a Triggering Event (as defined below) shall have occurred.  For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if:  (i) the board of directors of American or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to FNB its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) American shall have failed to include in the American Proxy Materials the recommendation of the board of directors of American in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of American fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after FNB requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the board of directors of American or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) American shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) American shall have materially breached any of the provisions of

Section 3.12; (vii) a tender or exchange offer relating to securities of American shall have been commenced by a person unaffiliated with FNB, and American shall not have sent to its shareholders within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that American recommends rejection of such tender or exchange offer; or (viii) if the shareholders of American vote against the Merger at any time after the announcement of an Acquisition Proposal.

10.2     Termination Fee.  In the event that this Agreement is terminated by FNB pursuant to Section 10.1(i)(a), American shall promptly, but in no event later than thirty (30) days after the date of such termination, pay FNB a fee equal to Three Hundred Thousand and no/100 Dollars ($300,000.00) in immediately available funds (the “Termination Fee”).  If this Agreement is terminated by FNB otherwise than in accordance with Section 10.1, then FNB shall promptly, but in no event later than 30 days after the date of such termination, pay American the Termination Fee.  American and FNB acknowledge that the agreements contained in Article X are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FNB and American would not enter into this Agreement.  Accordingly, if American or FNB fails to pay in a timely manner the amounts due pursuant to this Section 10.2, and, in order to obtain such payment, FNB or American makes a claim that results in a judgment against American or FNB for the amounts set forth in this Section 10.2, American or FNB shall pay the other its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 10.2 at the prime rate of interest as quoted by the money rates column of The Wall Street Journal as the “Prime Rate” in effect on the date such payment was required to be made.  Payment of the fees described in this Section 10.2 shall be in lieu of damages incurred in the event of breach of this Agreement.

ARTICLE XI

COUNTERPARTS, HEADINGS, ETC.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.  A pronoun in one gender includes and applies to the other genders as well.

ARTICLE XII

BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

ARTICLE XIII

GOVERNING LAW

The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

[signatures on following page]

IN WITNESS WHEREOF, American and FNB have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

(BANK SEAL)	AMERICAN COMMUNITY BANK OF GEORGIA By: /s/ Arthur H. Hammond Name: Arthur H. Hammond Title: President
Attest: /s/ Lisa J. Maxwell Secretary
(CORPORATE SEAL)	FNB BANKING COMPANY By: /s/ C. A. Knowles Name: C.A. Knowles Title: President
Attest: /s/ Robin W. Nance Asst. Secretary

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT (“Agreement”) made between FIRST NATIONAL BANK OF GRIFFIN (“FNB Griffin”), a banking association organized under the laws of the United States, being located at 318 South Hill Street, county of Spalding, in the State of Georgia, with a capital of $2,000,000, divided into 200,000 shares of common stock, each of $10 par value, surplus of $2,000,000, and undivided profits, including capital reserves, of $21,344,306.38, as of June 30, 2001, and AMERICAN COMMUNITY BANK OF GEORGIA, a banking corporation organized under the laws of the State of Georgia (“American”), being located at 2750 Highway 42 North, Stockbridge, county of Henry, in the State of Georgia, with a capital of $6,240,475, divided into 742,446 shares of common stock, each of $5 par value, surplus of $3,661,280, and undivided profits, including capital reserves, of ($1,133,035), as of June 30, 2001, (FNB Griffin and American hereinafter sometimes being referred to as the “Constituent Banks”) each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C.A. §215a), and the Financial Institutions Code of Georgia, as amended (O.C.G.A. §7-1-550 et seq), witnessed as follows:

1.         Merger

American shall be merged with and into FNB Griffin under the charter of the latter (the “Merger”).  FNB Griffin shall be the “Receiving Association” in the Merger.

2.         Name of Receiving Association

The name of the Receiving Association (hereinafter, the “Association”) shall be “First National Bank of Griffin.”

3.         Business of Receiving Association

The business of the Association shall be that of a national banking association.  This business shall be conducted by the Association at its main office located at 318 South Hill Street, Griffin, Georgia, and its legally established branches.

4.         Capital Stock of the Receiving Association

The amount of capital stock of the Association shall be $2,000,000, divided into 200,000 shares of common stock, each of $10 par value per share, and, at the time the Merger shall become effective, the Association shall have a surplus of $2,000,000, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses (and, if applicable, purchase accounting adjustments) between June 30, 2001 and the effective time of the Merger.

5.         Rights, Duties, Assets and Liabilities of Receiving Association

Upon the Effective Date, the existence of American and FNB Griffin shall cease as separate entities, but shall continue in, and the Constituent Banks shall be, the Association, which shall have, without further act or deed, all of the property, rights, trust, powers, duties and obligations of the Constituent Banks, and the Association shall have the authority to engage only in such business and exercise only such powers as are permissible upon original incorporation under the laws of the United States, and shall be subject to the same prohibitions and limitations as to which it would be subject upon original incorporation, except that it may engage in any business and exercise any right that the Constituent Banks could lawfully exercise or engage in immediately prior to the Effective Date; and no liability, including liability arising out of the operation of the Constituent Banks, or of their shareholders, directors or officers, shall be affected, nor shall any lien on any property of the Constituent Banks be impaired, by the Merger; and any claim existing or action pending by or against either of the Constituent Banks may be prosecuted to judgment as if the Merger had not taken place or the Association may be substituted in its place.

6.         Conversion of Stock

Upon the Effective Date, each of the shares of common stock of American (the “American Stock”) issued and outstanding immediately prior to the effective date, shall be converted into the right to receive $13.25 in cash plus interest on such amount from December 31, 2001 through the Effective Date at a rate per annum equal to the average of the Federal Funds rate from the first business day of each month of such period.

As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of American Stock shall, upon presentation and surrender of the certificates representing such shares to the transfer agent or agents designated by the Association, be entitled to receive in exchange therefor a check in settlement of cash payable for the American Stock.  Until so surrendered, each such outstanding certificate which prior to the Effective Date represented American Stock shall be deemed for all corporate purposes, except as set forth below, to evidence the right to receive the cash into which same shall have been converted.  Unless and until any such certificate shall be so surrendered, the holder of such certificate shall not have the right to receive any interest on any cash into which the American Stock has been converted.

Of the capital stock of the Association, the presently outstanding 200,000 shares of common stock, each of $10 par value, and the holders of it shall retain their present rights.

7.         Board of Directors of the Receiving Association

The Board of Directors of FNB Griffin shall continue to serve as the Board of Directors of the Association until the next annual meeting of the shareholders of the Association, or until such time as their successors in office have been elected and qualified.

8.         Articles of Association and Bylaws of the Receiving Association

On and after the Effective Date of the Merger, the Articles of Association and bylaws of FNB Griffin as in effect on the Effective Date shall be the Articles of Association and bylaws of the Association, until altered, amended or repealed as therein provided.

9.         Shareholder Approval and Effective Date of Merger

This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the Constituent Banks owning at least two-thirds of their respective capital stock outstanding, at meetings to be held on the call of the directors of each of the respective Constituent Banks, and the Merger shall become effective at the time specified in a merger approval to be issued by the Comptroller of the Currency of the United States (the “Effective Date”).

10.       Further Actions

From time to time, as and when requested by the Association, or by its successors or assigns, each of the Constituent Banks shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further or other actions, as the Association, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to the Association, and its successors and assigns, title to and possession of all the property, rights, trusts, powers, duties and obligations referred to in Section 5 hereof, and otherwise to carry out the intent and purposes of this Agreement.

11.       Termination

This Agreement may be terminated and the Merger abandoned in accordance with the Agreement and Plan of Reorganization, dated as of September 20, 2001, by and among American and FNB Banking Company, a Georgia corporation, at any time before or after adoption of this Agreement by the Boards of Directors of the Constituent Banks, notwithstanding favorable action on the Merger by the shareholders of either or both of the Constituent Banks, but not later than the Effective Date.

12.       Counterparts; Title; Headings

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

13.       Amendments; Additional Agreements

At any time before or after the approval and adoption by the respective shareholders of the Constituent Banks, this Agreement (other than Sections 5 and 6) may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective boards of Directors of the constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or effectuate or facilitate an governmental approval of the Merger or of this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby.

[signatures on following pages]

IN WITNESS WHEREOF, the Constituent Banks have caused this Agreement and Plan of Merger to be executed on their respective behalves and their respective corporate seals to be affixed hereto, pursuant to resolutions of their respective Boards of Directors.

(BANK SEAL)	FIRST NATIONAL BANK OF GRIFFIN By: /s/ C.A. Knowles C.A. Knowles President

Attest:

   /s/ Robin W. Nance
 Secretary

STATE OF GEORGIA       )
                                            )  ss:
COUNTY OF SPALDING )

On this   9th   day of   November  , 2001, before me, a notary public for this state and county, personally came C. A. Knowles, as President, and Robin W. Nance, as Secretary, of First National Bank of Griffin, and each in his or her capacity acknowledged this instrument to be the act and deed of the association.

WITNESS my official seal and signature this day and year.

(Seal of Notary)	/s/ Becky W. Custer Notary Public, Spalding County My commission expires Sept. 10, 2002

[signatures continued on following page]

[signatures continued from previous page]

(BANK SEAL)	AMERICAN COMMUNITY BANK OF GEORGIA By: /s/ Arthur H. Hammond Arthur H. Hammond President

Attest:

  /s/ Lisa J. Maxwell
Secretary

STATE OF GEORGIA            )
                                                )  ss:
COUNTY OF HENRY           )

On this   15th   day of   November  , 2001, before me, a notary public for this state and county, personally came Arthur H.  Hammond, as President, and Lisa J. Maxwell, as Secretary, of American Community Bank of Georgia, and each in his or her capacity acknowledged this instrument to be the act and deed of the association.

WITNESS my official seal and signature this day and year.

(Seal of Notary)	/s/ Angel Huff Notary Public, Henry County My commission expires July 17, 2005

EXHIBIT B

FNB Banking Company
318 South Hill Street
Post Office Drawer F
Griffin, Georgia  30224

Gentlemen:

In connection with the proposed merger (the “Merger”) of American Community Bank of Georgia (“American”) with and into First National Bank of Griffin, a wholly-owned subsidiary of FNB Banking Company (“FNB”), pursuant to the Agreement and Plan of Reorganization of even date herewith among American and FNB (the “Reorganization Agreement”), the undersigned hereby agrees to recommend to all holders of the capital stock of American (“American Stock”) that they vote in favor of the Merger.  In addition, the undersigned agrees to vote any and all shares of American Stock owned or controlled by him in favor of the Merger.

                                                                               Sincerely,

                                                                                [Director or Executive Officer]

EXHIBIT C

(1)	American was duly organized as a bank, and is existing and in good standing, under the laws of the State of Georgia.
(2)

American has the corporate power to execute and deliver the Agreement and Plan of Reorganization Agreement (the “Reorganization Agreement”) and the Agreement and Plan of Merger Agreement (the “Merger Agreement”), to perform its obligations thereunder, to own and use its Assets and to conduct its business.

(3)

American has duly authorized the execution and delivery of the Reorganization Agreement and the Merger Agreement and all performance by American thereunder, and has duly executed and delivered the Reorganization Agreement and the Merger Agreement.

(4)

No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for American’s execution and delivery of the Reorganization Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)	The Reorganization Agreement and the Merger Agreement are enforceable against American.
(6)

The authorized capital stock of American consists of 7,000,000 shares of Common Stock, $5.00 par value per share, of which 742,446 shares are issued and outstanding.  All of the issued and outstanding capital stock of American has been duly authorized and validly issued and are fully paid and non-assessable and, to such counsel’s knowledge, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements providing for the purchase or issuance of any authorized but unissued shares of such capital stock.

EXHIBIT D

(1)	Each of FNB and FNB Griffin is existing under the laws of the State of Georgia and the United States, respectively.
(2)

FNB has the corporate power to execute and deliver the Agreement and Plan of Reorganization (the “Reorganization Agreement) and the Agreement and Plan of Merger (the “Merger Agreement”) to perform its obligations thereunder, to own and use its Assets and to conduct its business.

(3)

Each of FNB and FNB Griffin have duly authorized the execution and delivery of the Reorganization Agreement and the Merger Agreement and all performance by FNB and FNB Griffin thereunder, and FNB has duly executed and delivered the Reorganization Agreement and Merger Agreement:

(4)

No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for FNB’s and FNB Griffin’s execution and delivery of the Reorganization Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)	The Reorganization Agreement and the Merger Agreement are enforceable against FNB.